UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2007

DATASCENSION INC.
(Exact name of Registrant as specified in charter)

Nevada	0-29087	87-0374623
(State or other jurisdiction	Commission	(I.R.S. Employer
of incorporation)	File Number)	identification)

407 W. Imperial Hwy, Suite H314Brea, CA	92821
(Address of principal executive offices)	(Zip code)

Registrant's Address and Telephone number, including area code: 714-482-9750

Item 4.02.    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

    Upon review and after discussion with Datascension’s former outside accounting consultant (but not the Company’s independent auditor), on October 10, 2007, the Company’s Board of Directors determined that write off of a convertible note, in the audited financial statements for the year ended December 31, 2006 was incorrect, along with necessary readjustment of several other nonmaterial matters. The changes are as follows in the paragraphs below:

    The net loss for 2006 was originally $232,326, while the 2006 restated loss is reported as $1,140,428, an increase of $908,101. This is due to a decrease in interest income related to the convertible debt of $832,594, as well as an increase in other expenses of $35,000, and an increase in selling, general and administrative expenses of $40,507.

    On the 2006 balance sheet, the restatement resulted in the increase in accounts payable $35,000, the increase in long term notes payable of $832,594, and a decrease in accounts receivable of $40,507.

    The basic loss per share increased from the previously reported $0.01 per share to $0.04 per share for the year ended December 31, 2006, while the diluted loss per share increased from the previously reported $0.01 per share to $0.03 per share.

    On October 30, 2007, the Company’s CEO, duly authorized, and the Company’s current outside accounting consultant, along with the former accounting consultant, spoke with the Company’s independent auditor, who concurred with the Company’s conclusions and proposed changes to its financial statements, as detailed above. The Company’s independent auditor will issue an amended report accordingly, and the Company will amend its Form 10-KSB for the year ended December 31, 2006, and its Forms 10-QSB for the quarters ended March 31, 2007 and June 30, 2007 to reflect the aforementioned adjustments.

SIGNATURES:

Pursuant to the requirements of the Securities Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 5, 2007

Datascension Inc.

By: /s/ Scott Kincer
Scott Kincer, President/CEO